Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:     Blue Valley Ban Corp
        Form S-8

We acknowledge the incorporation by reference in this registration statement on Form S-8 of our reports dated May 24, 2000 and August 4, 2000, respectively, on our reviews of interim financial information of BLUE VALLEY BAN CORP., included as part of Amendment No. 5 to the registration statement on Form S-1 (SEC File Nos. 333-34328 and 333-34328-01) and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statment prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                        /s/ BAIRD, KURTZ & DOBSON

Kansas City, Missouri
Sepember 18, 2000